Exhibit l.1

Stradley Ronon Stevens & Young, LLP

191 North Wacker Drive

Suite 1601

Chicago, IL 60606

March 30, 2017

Nuveen Credit Opportunities 2022 Target Term Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen Credit Opportunities 2022 Target Term Fund

As counsel for Nuveen Credit Opportunities 2022 Target Term Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-213921 and 811- 23195) on February 24, 2017, and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus and “Tax Matters” in the Prospectus and Statement of Additional Information.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP